UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10

(Amendment No. 3)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

3PEA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	95-4550154
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 W Horizon Ridge Parkway, Suite 102, Henderson, Nevada	89012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 453-2221

Securities to be registered pursuant to Section 12(b) of the Exchange Act: None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Class A Common Stock, $0.001 par value	None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [ ] Smaller reporting company ☒

Explanatory Note

This Amendment No. 3 to the Form 10 registration statement of 3Pea International, Inc. is being filed solely for the purpose of amending Item 15 to include an amended version of Exhibit 10.6, which is a Card Sponsorship and Services Agreement dated July 16, 2007 by and between 3Pea International, Inc. and Monterey County Bank (the “Card Agreement”).  At the time the registrant first filed the Card Agreement it redacted certain portions and filed a request for confidential treatment pursuant to Rule 24b-2 with respect to the redacted portions.  In response to comments from the SEC, the registrant has agreed to withdraw its request for confidential treatment with respect to some, but not all, of the portions originally redacted from the Card Agreement, and to file an amended version of the Card Agreement that contains the verbiage for which the registrant no longer seeks confidential treatment.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a)

The financial statements filed herewith are:

(i)

Audited financial statements of 3Pea International, Inc. as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2009.

(ii)

Unaudited financial statements of 3Pea International, Inc. as of September 30, 2010, and for the nine months ended September 30, 2010 and 2009.

(b)

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibits
3.1*	Amended and Restated Articles of Incorporation dated June 30, 2010
3.2*	By-Laws
4.1*	Form of common stock certificate (1)
4.2*	Form of Warrant
10.1*	Share Exchange Agreement between 3Pea International, Inc. and WOW Technologies, Inc.
10.2*	Plan of Reorganization of Wow Technologies, Inc.
10.3*	Promissory Note dated October 6, 2004 by and between 3Pea Technologies, Inc. and Cynthia Korte
10.4*	Form of Convertible Promissory Note
10.5*	Agreement with Colorado Financial Services Corporation dated February 18, 2010
10.6	Card Sponsorship and Services Agreement dated July 16, 2007 by and between 3Pea International, Inc. and Monterey County Bank (2)
14*	Code of Business Conduct and Ethics
11*	Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends (3)
21*	Subsidiaries of Registrant

* Filed previously.

(1)

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

(2)

Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act.

(3)

Included within financial statements.

SIGNATURES

In accordance with Section 12 of the Exchange Act, the registrant caused this Form 10 to be signed on its behalf by the undersigned, hereunto duly authorized.

3PEA INTERNATIONAL, INC.
Dated: May 6, 2011	/s/ Mark Newcomer
Mark Newcomer, Chief Executive Officer